Exhibit 35.1

Servicer Compliance Statement

I, Li Ma, Senior Vice President and Treasurer of The Student Loan Corporation (“SLC”), the administrator of SLC Student Loan Trust 2010-1 (the “Issuer”) pursuant to the terms of the administration agreement, dated as of July 6, 2010 (the “Administration Agreement”), between SLC, as administrator, and the Issuer, and the servicer pursuant to the terms of the servicing agreement, dated as of July 6, 2010 (together with the Administration Agreement, the “Servicing Agreement”), among SLC, as servicer and administrator, and the Issuer, certify that:

(a)	a review of SLC’s activities during the calendar year ended December 31, 2023 (the “Reporting Period”) and of SLC’s performance under the Servicing Agreement has been made under my supervision; and

(b)	to the best of my knowledge, based on such review, SLC has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period.

March 28, 2024

	By:	/s/ Li Ma
Name: Li Ma
Title: Senior Vice President and Treasurer of The Student Loan Corporation